UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2007

INPHONIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51023	52-2199384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Wisconsin Avenue, Suite 600, Washington, DC	20007
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (202) 333-0001

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2007, Kenneth D. Schwarz, 54, was appointed as Executive Vice President, Chief Financial Officer and Treasurer of InPhonic, Inc. (the “Company” or “InPhonic”). Prior to joining InPhonic, Mr. Schwarz served in executive positions at Intersections, Inc., a provider of identity management solutions, from May 1999 to January 2007, including most recently president, consumer and small business solutions from January 2005 to January 2007 and chief financial officer from May 1999 to February 2005. Prior to joining Intersections, from August 1996 to May 1999, Mr. Schwarz served as senior vice president, finance of WinStar Communications, Inc. a telecommunications company. Mr. Schwarz previously held positions with Cable & Wireless, Unitel Communications and MCI Communications, and is a C.P.A. who worked with Touche Ross from 1976 to 1981. He holds a B.S. and an M.B.A. from Indiana University.

Pursuant to the terms of an offer letter, Mr. Schwarz will receive an initial base salary of three hundred thousand dollars ($300,000) per annum. In addition, Mr. Schwarz will have the opportunity to earn an annual bonus of one hundred fifty thousand dollars ($150,000) for on-target performance, as measured by the Company achieving certain corporate and financial operational goals, as such terms shall be defined by the Company’s chairman and chief executive officer, David A. Steinberg, and Mr. Schwarz within 90 days of Mr. Schwarz’s employment date.

A copy of the press release issued on July 18, 2007, announcing the appointment of Mr. Schwarz, is furnished as Exhibit 99.1 to this Report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1    Press Release, dated July 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPHONIC, INC.

/s/ David A. Steinberg
Name:	David A. Steinberg
Title:	Chairman of the Board and Chief Executive Officer

Date: July 18, 2007

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated July 18, 2007